CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 28, 2026, relating to the consolidated financial statements and consolidated financial highlights of Fulcrum Diversified Absolute Return Fund, a series of Northern Lights Fund Trust IV, which are included in Form N-CSR for the year ended June 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information./s/ Cohen & Company, Ltd. COHEN & COMPANY, LTD. Cleveland, Ohio October 26, 2026

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October , 2026

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